Exhibit 10.3

NAUTILUS, INC.
RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), dated as of ________, 20__ (the “Date of Grant”), is made by and between Nautilus, Inc., a Washington corporation (the “Company”), through its Board of Directors or a Committee thereof (the “Plan Administrator”"), and ____________________ (the “Grantee”).
WHEREAS, the Company has adopted the Nautilus, Inc. 2005 Long Term Incentive Plan, as amended (the “Plan”), pursuant to which the Company may grant Restricted Stock Units; and
WHEREAS, the Company desires to give Grantee an opportunity to acquire or enlarge his/her equity ownership in the Company for the purpose of augmenting Grantee's proprietary interest in the success of the Company and thereby focusing Grantees efforts on increasing shareholder value; and
WHEREAS, the Company wishes to grant to Grantee the number of Restricted Stock Units provided for herein;
NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

1.    Grant of Restricted Stock Unit Award.

1.1    In accordance with the Plan, the Company hereby grants to Grantee _____________(____) Restricted Stock Units (the “Restricted Units”). Each Restricted Unit represents the right to receive one share of the Company's common stock (“Stock”) upon the satisfaction of certain vesting requirements set forth in Section 2.

1.2    The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.
1.3     The Administrator shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.

2.    Vesting.

2.1    Subject to Sections 2.2 through 2.4 below, twenty-five percent (25%) of the total number of Restricted Units shall vest at the end of the twelve (12) month period of Grantee's continuous employment with the Company following the Date of Grant. Thereafter, an additional twenty-five percent (25%) of the total number of Restricted Units shall vest at the end of each subsequent twelve (12) month period of Grantee's continuous employment with the Company. The period of time between the Date of Grant and the date a Restricted Unit becomes fully vested is referred to herein as the “Restriction Period.”

2.2    Except as expressly provided in Section 2.3, in the event of the termination of Grantee's employment or service with the Company for any reason, Grantee shall forfeit all rights, title, and interest in and to that portion of the Restricted Units which have not vested as of the date of termination of Grantee's employment. Neither Grantee nor any of Grantee's successors, heirs, assigns or personal representatives shall have any rights or interests in any Restricted Units that are so forfeited.

2.3    If Grantee's employment or service with the Company is terminated as a result of Grantee's death, all unvested Restricted Units shall immediately vest.

2.4.    In the event of a material alteration in the capital structure of the Company on account of a recapitalization, stock split, reverse stock split, stock dividend or otherwise, this award shall be subject to adjustment by the Plan Administrator in accordance with the Plan. All of the Restricted Units shall immediately vest upon the occurrence of any of the following events: (i) the sale, liquidation or other disposition of all or substantially all of the Company's assets; (ii) a merger or consolidation of the Company with one or more corporations as a result of which, immediately following such merger or consolidation, the shareholders of the Company as a group hold less than a majority of the outstanding capital stock of the surviving corporation; (iii) any person or entity, including any “person” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner”, as defined in the Exchange Act, of shares of the Company's Common Stock representing fifty percent (50%) or more of the combined voting power of the voting securities of the Company; or (iv) the election of a majority Directors to the Board of Directors who are nominated by any person or entity other than the Board of Directors in existence.

3.    Terms and Conditions of Award.

The Restricted Units shall be subject to the following terms, conditions and restrictions:

3.1    The Restricted Units are bookkeeping entries only. During the Restriction Period the Grantee shall have no rights as a stockholder of the Company, no dividend rights and no voting rights with respect to unvested Restricted Units.

3.2    Restricted Unit may not be transferred in any manner except as expressly permitted by the Plan. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee.

4.    Delivery of Shares.

4.1    As soon as administratively practicable after the date upon which a Restricted Unit vests, and provided Grantee shall have paid the Withholding Liability to the Company pursuant to Section 5 hereof, the Company shall issue to Grantee or, at Grantee's request, Grantee's designated broker, one share of Stock free and clear of any restrictions in settlement of each vested Restricted Unit.

5.    Income Taxes.

5.1    The Grantee shall be liable for all applicable income and withholding taxes, including without limitation, any federal, state, local or other income taxes, or any FICA, state disability insurance tax or other employment tax (“Withholding Taxes”) with respect to any compensation income arising out of the vesting and issuance of the Restricted Units hereunder.

5.2    If the Company becomes obligated to withhold an amount on account of any Withholding Taxes imposed in connection with the vesting of Restricted Units, Grantee shall, on the date the Shares are issued, or such other date upon which the Company becomes so obligated to withhold (the “Withholding Date”), pay such amount (the “Withholding Liability”) to the Company in cash or check payable to the Company.

5.3    If Grantee does not pay such Withholding Liability to the Company on or before the Withholding Date, Grantee hereby authorizes the Company to withhold and/or reacquire from the earned award such number of whole shares as have an aggregate Fair Market Value on the date that the amount of tax to be withheld is to be determined as equals the amount of withholding tax so payable (the “Net Share Settlement”). Such withholding obligation shall be determined based on any applicable minimum statutory withholding rates. The Grantee will receive a cash refund for any fraction of a surrendered share not necessary for required Withholding Taxes.

5.4    In the event the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such Withholding Liability in such methods as described in Sections 5.2 and 5.3, the Company may satisfy such withholding by deducting such amount out of any other compensation otherwise payable to the Grantee. Grantee hereby consents to the Company withholding the full amount of the Withholding Liability from any compensation or other amounts otherwise payable to Grantee (including, without limitation, any vested Restricted Units) if Grantee does not pay the Withholding Liability to the Company on the Withholding Date, and Grantee agrees that the withholding and payment of any such amount by the Company to the relevant taxing authorities shall constitute full satisfaction of the Company's obligation to pay such compensation of other amounts to Grantee.

5.5    Regardless of any action the Company takes with respect to any or all Withholding Liability, the Grantee acknowledges and agrees that the ultimate liability for all Withholding Liability legally due from Grantee is and remains the Grantee's responsibility.

6.    Miscellaneous Provisions.

6.1    Notices. Any notices, designations, consents, offers, acceptances and any other communications required or permitted hereunder shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to the principal office of the Company and, in the case of the Grantee, to the Grantee's address appearing on the books of the Company or to the Grantee's residence or to such other address as may be designated in writing by the Grantee.
6.2     Invalid Provision. The invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.
6.3     Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.
6.4     Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto.
6.5    Governing Law. This agreement shall be interpreted and construed in accordance with the laws of the State of Washington.

IN WITNESS WHEREOF, the Company has indicated its agreement to the terms hereof by electronically posting this Agreement on the Grantee's Company E*Trade account. By electronically accepting and acknowledging the Restricted Units in the manner provided in the Grantee's Company E*Trade account, Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof and hereby accepts these Restricted Units subject to all the terms and provisions hereof.